Exhibit 99.1

PRESS RELEASE

FOR IMMEDIATE RELEASE

Contact:
MEDIA COMMUNICATIONS Amy Bass Director of Corporate Communications 417-625-5114 abass@empiredistrict.com	INVESTOR RELATIONS Jan Watson Secretary – Treasurer (417) 625-5108 jwatson@empiredistrict.com

THE EMPIRE DISTRICT ELECTRIC COMPANY

COMPLETES CONSENT SOLICITATION

JOPLIN, Missouri, June 9, 2011 – (NYSE: EDE) The Empire District Electric Company (the “Company”) announced today that it has successfully completed its previously announced solicitation of consents from the holders of its First Mortgage Bonds, consisting of the following outstanding series: 7.20% Series due 2016, 6.375% Series due 2018, 4.65% Series due 2020, 7.00% Series due 2024, 5.875% Series due 2037, 5.20% Series due 2040, 5.20% Pollution Control Series due 2013 and 5.30% Pollution Control Series due 2013 (together, the “Bonds”), to amend a covenant of the Indenture under which the Bonds were issued (“Indenture”).

The Company received the requisite consents from holders of the outstanding Bonds.  The Company and the trustees have executed the Supplemental Indenture amending the Indenture to effect the Proposed Amendment (the “Supplemental Indenture”).  The Supplemental Indenture amends the Indenture to provide the Company with additional flexibility to pay dividends to its shareholders by permitting the making of any dividend or distribution on, or purchase of, shares of its common stock made within 60 days after the related date of declaration or notice of such dividend, distribution or purchase if (i) on the date of declaration or notice, such dividend, distribution or purchase would have complied with the provisions of the indenture and (ii) as of the last day of the calendar month ended immediately preceding the date of such payment, the Company’s ratio of total indebtedness to total capitalization (after giving pro forma effect to the payment of such dividend, distribution, or purchase) was not more than 0.625 to 1.  In accordance with the Indenture, the amendment is binding on all holders, including non-consenting holders.

Pursuant to the consent solicitation, the Company will pay a consent fee promptly to those holders of Bonds who delivered, and did not revoke, consents prior to 5:00 p.m., New York City Time, on June 9, 2011, the Expiration Date, equal to $1.00 per $1,000 in principal amount for each series of Bonds.

D.F. King & Co., Inc. served as Information and Tabulation Agent for the consent solicitation.  UBS Securities LLC acted as Solicitation Agent for the consent solicitation.

Based in Joplin, Missouri, The Empire District Electric Company (NYSE: EDE) is an investor-owned, regulated utility providing electricity, natural gas (through its wholly owned subsidiary The Empire District Gas Company), and water service, with approximately 215,000 customers in Missouri, Kansas, Oklahoma, and Arkansas.  A subsidiary of the Company also provides fiber optic services.  For more information regarding Empire, visit www.empiredistrict.com.
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Certain matters discussed in this press release are “forward-looking statements” intended to qualify for the safe harbor from liability established by the Private Securities Litigation Reform Act of 1995.  Such statements address future plans, objectives, expectations, and events or conditions concerning various matters.  Actual results in each case could differ materially from those currently anticipated in such statements, by reason of the factors noted in our filings with the SEC, including the most recent Form 10-K and Form 10-Q.

  THE EMPIRE DISTRICT ELECTRIC COMPANY • 602 JOPLIN STREET • JOPLIN, MISSOURI 64802 • 417-625-5100 • FAX: 417-625-5169 • www.empiredistrict.com